EXHIBIT 99.A


                   CAUTIONARY STATEMENTS FOR PURPOSES OF THE
                    "SAFE HARBOR" PROVISIONS OF THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

         The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" to encourage companies to provide prospective information, so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statement(s). Tech Data Corporation (the "Company" or "Tech Data") desires to take advantage of the safe harbor provisions of the Act.

         Except for historical information, the Company's Annual Report on Form 10-K for the year ended January 31, 2000 to which this exhibit is appended, the Company's quarterly reports on Form 10-Q, the Company's current reports on Form 8-K, periodic press releases, as well as other public documents and statements, may contain forward-looking statements within the meaning of the Act.

         In addition, representatives of the Company, from time to time, participate in speeches and calls with market analysts, conferences with investors and potential investors in the Company's securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking within the meaning of the Act.

         It is not reasonably possible to itemize all of the many factors and specific events that could affect the Company and/or the microcomputer products distribution industry as a whole. In some cases, information regarding certain important factors that could cause actual results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company may appear or be otherwise conveyed together with such statements. The following additional factors (in addition to other possible factors not listed) could affect the Company's actual results and cause such results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company:

COMPETITION

         The Company operates in a highly competitive environment, both in the United States and internationally. The computer wholesale distribution industry is characterized by intense competition, based primarily on product availability, credit availability, price, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and pre-sale and post-sale training, service and support. The Company competes with a variety of regional, national and international wholesale distributors, some of which have greater financial resources than the Company. In addition, the Company faces competition from direct sales by vendors which may be able to offer resellers lower prices than the Company.

NARROW PROFIT MARGINS

         As a result of intense price competition in the industry, the Company has narrow gross profit and operating profit margins. These narrow margins magnify the impact on operating results of variations in sales and operating costs. The Company has partially offset the effects of its low gross profit margins by increasing sales and reducing operating expenses as a percentage of sales; however, there can be no assurance that the Company will maintain or increase sales or further reduce operating expenses as a percentage of sales in the future. Future gross profit margins may be adversely affected by changes in product mix, vendor pricing actions and competitive and economic pressures.

RISK OF DECLINES IN INVENTORY VALUE

         The Company is subject to the risk that the value of its inventory will decline as a result of price reductions by vendors or technological obsolescence. It is the policy of most vendors of microcomputer products to protect distributors, such as the Company, which purchase directly from such vendors, from the loss in value of inventory due to technological change or the vendors' price reductions. Some vendors,



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however, may be unwilling or unable to pay the Company for products returned to them under purchase agreements. Moreover, industry practices are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories.

         Some major systems vendors are developing programs which will allow the Company to assemble systems from components provided by the vendors. While the Company has developed the ability to configure computer products, the process of assembling large volumes of systems from components will require new business practices by the Company. It is also uncertain how the vendors will apply policies related to price protection, stock rotation and other protections against the decline in inventory value to components.

DEPENDENCE ON INFORMATION SYSTEMS

         The Company is highly dependent upon its internal computer and telecommunication systems to operate its business. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, or that the information systems of acquired companies will be sufficient to meet the Company's standards or can be successfully converted into an acceptable information system on a timely and cost-effective basis. Any of such problems could have an adverse effect on the Company's business.

         The Company's Year 2000 ("Y2K") compliance project determined the readiness of the Company's business for Year 2000. The Company has experienced no significant problems with its computer systems since the beginning of 2000 but will continue to monitor the systems to assess whether any problems develop. While the Company has not experienced any significant Y2K problems to date, there can be no assurance that the Company will not experience material Y2K problems in the future. In addition, the Company faces risks to the extent that suppliers of products, services and business on a worldwide basis may experience post-Y2K issues.

CUSTOMER CREDIT EXPOSURE

         The Company sells its products to a large customer base of value-added resellers, corporate resellers, retailers and direct marketers. A significant portion of such sales is financed by the Company. As a result, the Company's business could be adversely affected in the event of the deterioration of the financial condition of its customers, resulting in the customers' inability to repay the Company. This risk would be increased in the event of a general economic downturn affecting a large number of the Company's customers.

MANAGEMENT OF EXPANSION

         The rapid expansion of the Company's business has required the Company to make significant recent additions in personnel and has significantly increased the Company's working capital requirements. Although the Company has experienced rapid expansion in recent years, such expansion should not be considered indicative of future expansion. Such expansion has resulted in new and increased responsibilities for management personnel and has placed and continues to place a strain upon the Company's management, operating and financial systems and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems and other resources will not have an adverse effect on the Company's business, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the expansion of its operations.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's business requires substantial capital to finance accounts receivable and product inventory that are not financed by trade creditors. The Company has historically relied upon cash generated from operations, bank credit lines, trade credit from its vendors and proceeds from public offerings of its Common Stock to satisfy its capital needs and finance growth. In order to continue its expansion, the Company will need additional financing, including debt financing. The inability to obtain such sources of capital could have an adverse effect on the Company's business.


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ACQUISITIONS

         As part of its growth strategy, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company regularly evaluates potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and uncertainties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the possible requirement to upgrade the acquired companies' management information systems to the Company's standards, potential adverse short-term effects on the Company's operating results and the amortization of any acquired intangible assets.

FOREIGN CURRENCY EXCHANGE RISKS; EXPOSURE TO FOREIGN MARKETS

         The Company conducts business in countries outside of the United States which exposes the Company to fluctuations in foreign currency exchange rates. The Company may enter into short-term forward exchange or option contracts to hedge this risk according to its outlook on future exchange rates; nevertheless, fluctuations in foreign currency exchange rates could have an adverse effect on the Company's business.

         The Company's international operations are subject to other risks such as the imposition of governmental controls, currency devaluations, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods and the impact of local economic conditions and practices. As the Company continues to expand its international business, its success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have an adverse effect on the Company's business.

PRODUCT SUPPLY SHORTAGES

         The Company is dependent upon the supply of products available from its vendors. The industry is characterized by periods of severe product shortages due to vendors' difficulty in projecting demand for certain products distributed by the Company. When such product shortages occur, the Company typically receives an allocation of product from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Failure to obtain adequate product supplies, if available to competitors, could have an adverse effect on the Company's business.

VENDOR RELATIONS

         The loss of certain key vendors could have an adverse effect on the Company's business. In addition, the Company relies on various rebate and cooperative marketing programs offered by its vendors to defray expenses associated with distributing and marketing the vendors' products. Additionally, certain of the Company's vendors subsidize floor plan financing arrangements. A reduction by the Company's vendors in any of these programs could have an adverse effect on the Company's business.

GENERAL ECONOMIC CONDITIONS

         From time to time the markets in which the Company sells its products experience weak economic conditions that may negatively affect the Company's sales. Although the Company does not consider its business to be highly seasonal, it has experienced seasonally higher sales and earnings in the third and fourth quarters. To the extent that general economic conditions affect the demand for products sold by the Company, such conditions could have an adverse effect on the Company's business.

EXPOSURE TO NATURAL DISASTERS

         The Company's headquarters facilities, certain of its distribution centers as well as certain vendors and customers are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, earthquakes and other adverse weather conditions. The Company's business could be adversely affected should its ability to distribute products be impacted by such an event.


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LABOR STRIKES

         The Company's labor force is currently non-union with the exception of employees of certain Canadian and European subsidiaries which are subject to collective bargaining or similar arrangements. Additionally, the Company does business in certain foreign countries where labor disruption is more common than is experienced in the United States. The majority of the freight carriers used by the Company are unionized. A labor strike by a group of the Company's employees, one of the Company's freight carriers, one of its vendors, a general strike by civil service employees, or a governmental shutdown could have an adverse effect on the Company's business.

VOLATILITY OF COMMON STOCK

         Because of the foregoing factors, as well as other variables affecting the Company's operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. In addition, the Company's participation in a highly dynamic industry often results in significant volatility of the Common Stock price.


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